Exhibit 21.1 Subsidiaries of Capstone Companies, Inc.

Subsidiaries of Registrant

United States of America

Capstone Industries, Inc., a Florida Corporation

Capstone Lighting Technologies, L.L.C., a Florida Limited Liability Company

Hong Kong SAR

Capstone International Hong Kong, Ltd.